EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-207679, 333-207671, 333-217152, 333-207680, 333-221254, 333-226181, 333-229449, 333-234033, 333-249731, 333-255839,  333-265378, 333-272379, 333-279950, 333-287760 and 333-288473) and Form S-3 (No. 333-276221) and related Prospectuses of Hewlett Packard Enterprise Company of our reports dated February 21, 2025, relating to the consolidated financial statements and schedule of Juniper Networks, Inc. as of December 31, 2024 and 2023, and for the three years then ended, and the effectiveness of internal control over financial reporting of Juniper Networks, Inc. as of December 31, 2024, appearing in this Current Report on Form 8-K/A of Hewlett Packard Enterprise Company.

/s/ Ernst & Young LLP

San Jose, California
September 5, 2025